Exhibit 1.01

Booz Allen Hamilton Holding Corporation

Conflict Minerals Report

For the year ended December 31, 2020

Introduction

This Conflict Minerals Report of Booz Allen Hamilton Holding Corporation ("we," "us," "our," "Booz Allen", or the "Company") is prepared for calendar year 2020 in accordance with Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934, as amended. The term "Conflict Minerals" is defined in the Rule and refers to gold and columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (the "Conflict Minerals" or "3TG"). The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products containing Conflict Minerals that are necessary to the functionality or production of those products if the company has reason to believe that the Conflict Minerals may have originated in the Democratic Republic of the Congo or any of the adjoining countries of Angola, Burundi, the Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia (the "Covered Countries").

Company and Product Overview

For more than 100 years, business, government, and military leaders have turned to Booz Allen Hamilton to solve their most complex problems. A values-driven organization with a guiding purpose to empower people to change the world, we remain focused on providing long-term solutions to our clients’ emerging and ever-changing challenges. Our people are passionate about their service to our clients and their missions and the communities in which we live and work. This is our heritage, and it is as true today as when the Company was founded in 1914.

A collaborative culture is an integral part of our unique operating model, which encourages our people to bring a diversity of ideas and talent to every client engagement. Building on our legacy of passionate client service and guided by our long-term growth strategy, we blend deep expertise in management consulting with advanced technical capabilities to deliver powerful solutions. By investing in markets, capabilities, and talent and building new business models, including ventures, partnerships, and product offerings, we believe we are creating sustainable quality growth for the Company.

Through our dedication to our clients' missions, and a commitment to evolving our business to address their needs, we have longstanding relationships with our clients, some more than 80 years. We support critical missions for a diverse base of federal government clients, including nearly all of the U.S. government's cabinet-level departments, as well as increasingly for top-tier commercial and international clients. We support our federal government clients by helping them tackle their most complex and pressing challenges, such as protecting soldiers in combat and supporting their families, advancing cyber capabilities, keeping our national infrastructure secure, enabling and enhancing digital services, transforming the healthcare system, and improving governmental efficiency to achieve better outcomes. We serve commercial clients across industries including financial services, health and life sciences, energy, and technology. We have a presence in the Middle East and other international markets.

Although the vast majority of our revenue is derived from our service offerings, a certain portion of our operations involves manufacturing or contracting to manufacture low production numbers of special purpose products for various clients, primarily our U.S. government clients, which include electronic components containing 3TG necessary to the functionality or production of such products (the "Covered Products").

Design of Conflict Minerals Program

Our due diligence has been designed to conform, in all material respects, with the internationally recognized five-step framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and related supplements for 3TG, specifically as it relates to our position in the minerals supply chain as a "downstream" company.

Step 1: Establish strong company management systems

Step 2: Identify and assess risks in the supply chain

Step 3: Design and implement a strategy to respond to identified risks

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

Step 5: Report annually on supply chain due diligence

As a downstream company, generally, there are multiple tiers between us and the source of raw materials that enter the manufacturing process. Therefore, we must rely on our direct suppliers to work with their upstream suppliers to provide us with information on the origin of the 3TG contained in components of our Covered Products.

Due Diligence Measures Performed

Step 1: Establish strong company management systems

•	We have a multidisciplinary internal working group to oversee our compliance efforts and implement our due diligence measures. Our working group includes representatives from legal, ethics, procurement, and engineering.

•	We have a Conflict Minerals position statement that sets forth our commitment to responsibly sourcing minerals and establishes our expectations of our suppliers. This statement is publicly available on our website at https://www.boozallen.com/e/insight/thought-leadership/conflict-minerals.html.

•	We have an ethics and compliance hotline and a conflict minerals e-mail address that provides employees and suppliers with a mechanism to report violations of our Conflict Minerals compliance program or other concerns.

•	We maintain records relating to our Conflict Minerals program in accordance with recommended record retention guidelines.

•	We provide reports to the Audit Committee of our Board of Directors at least annually about the Company's practices with respect to Conflict Minerals due diligence.

Step 2: Identify and assess risks in the supply chain

•	We analyzed our products, managed services, and tools offerings to identify the products that were likely to contain 3TG and analyzed contract and subcontract data to identify the contracts in which we manufactured or contracted to manufacture a product likely to contain 3TG. We worked with the corresponding client-facing teams to develop a list of suppliers associated with each such product.

•	We informed the identified suppliers of our compliance requirements and our intention to comply with the Rule.

•	We requested that each identified supplier complete and return to us a copy of the Conflict Minerals reporting template developed by the Electronic Industry Citizenship Coalition and The Global e-Sustainability Initiative (the "EICC Template") and provide us with any updates of any changes to their responses.

•	We reviewed the completed EICC Templates for reasonableness of responses and to identify incomplete information, inconsistencies, or other apparent inaccuracies.

Step 3: Design and implement a strategy to respond to identified risks

•	We followed up with direct suppliers that did not respond to our initial request for Conflict Minerals information by the requested date or to obtain further information from them as necessary.

•	Our direct suppliers provided data at a company or divisional level, were unable to specify all of the smelters or refiners used for components or materials supplied to us, or they were verified as compliant with the Conflict-Free Smelter Program assessment protocol. In addition, a few suppliers did not respond to our requests.

•	If a risk is identified in our supply chain, we engage with our direct supplier and take appropriate steps to mitigate the risk.

Step 4: Carry out independent third-party audit of smelter's/refiner's due diligence practices

•	Due to our position in the supply chain, we do not conduct or commission independent third-party audits of smelters or refiners and rely on independent, third-party audits conducted by the Conflict-Free Sourcing Initiative ("CFSI") as necessary.

Step 5: Report annually on supply chain due diligence

•	This Report and the accompanying Form SD are publicly filed with the U.S. Securities Exchange Commission and are available on the Investor Relations portion of our website, www.boozallen.com.

Results of Our Due Diligence Measures

As previously discussed, we requested identified suppliers to complete the EICC Template to determine the countries of origin of the 3TG in our supply chain. Our direct suppliers provided data at a company or divisional level, were unable to specify all of the smelters or refiners used for components supplied to us, or they were verified as compliant with the Conflict-Free Smelter Program assessment protocol. In addition, a few suppliers did not respond to our requests. We were therefore unable to determine whether all the 3TG that these suppliers reported was actually contained in components or parts that the suppliers supplied to us, or determine all of the smelters or refiners in our supply chain. Based on our due diligence, we were unable to determine the country of origin of the 3TG contained in the Covered Products, the facilities used to process them, their mine or location of origin, or to determine whether they came from recycled or scrap sources.

Future Efforts to Mitigate Risk

We intend to continuously improve our due diligence efforts to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the Covered Countries by:

•	continuing to make our suppliers aware of our position statement on Conflict Minerals and reporting requirements;

•	continuing to engage suppliers to obtain current, accurate and complete information about our supply chain; and

•	encouraging suppliers to increase the participation rate of smelters and refiners in the Conflict-Free Smelter Program developed by the CFSI.

We expect to continue our risk mitigation efforts, monitor evolving best practices and implement those we believe will help us address the ongoing issue of Conflict Minerals in the global supply chain.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as "believe," "intend," "expect," "will," or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers, on a timely basis or at all, (2) whether market participants responsibly source Conflict Minerals, and (3) changes in the Rule and other political and regulatory developments, whether in the Covered Countries, the United States, or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of filing of this document. The Company does not intend, and undertakes no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document, or to reflect the occurrence of unanticipated events.

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